  EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of WeTrade Group, Inc. and subsidiaries on Form S-3 of our report dated April 14, 2022, with respect to our audits of the consolidated financial statements of WeTrade Group, Inc. and subsidiaries as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 appearing in the Annual Report on Form 10-K of WeTrade Group, Inc. for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ TAAD LLP

TAAD LLP

Diamond Bar, California

September 9, 2022